SUB-ITEM 77Q3

AIM Utilities Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 74U and 74V.


For period ending: 3/31/2009
File number: 811-3826
Series No.:  9


72DD 1 Total income dividends for which record date passed during the period.
       (000's Omitted)
       Class A                      $ 4,148
     2 Dividends for a second class of open-end company shares (000's Omitted)
       Class B                        $ 525
       Class C                        $ 309
       Class Y                          $ 4
       Investor Class               $ 1,848
       Institutional Class            $ 402


73A  1 Dividends from net invesment income
       Class A                       0.3794
     2 Dividends for a second class of open end company shares
       Class B                       0.2674
       Class C                       0.2696
       Class Y                       0.2174
       Investor Class                0.3827
       Institutional Class           0.4493


74U. 1 Number of shares outstanding (000's Omitted)
       Class A                       10,228
     2 Number of shares outstanding of a second class of open-end company shares
       (000's Omitted)
       Class B                        1,573
       Class C                        1,010
       Class Y                           26
       Investor Class                 4,563
       Institutional Class              797


74V. 1 Net asset value per share (to nearest cent)
       Class A                      $ 11.57
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                      $ 11.60
       Class C                      $ 11.70
       Class Y                      $ 11.67
       Investor Class               $ 11.67
       Institutional Class          $ 11.57